Exhibit 5.1

TroyGould PC
1801 Century Park East
16th Floor
Los Angeles, California 90067

December 22, 2014

Lion Biotechnologies, Inc.
21900 Burbank Boulevard, Third Floor

Woodland Hills, California 91367

Re:	Registration Statement on Form S-3 (Registration No. 333-200418)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the related base prospectus dated December 10, 2014 (the “Base Prospectus”) and the related prospectus supplement dated December 17, 2914 (collectively with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Lion Biotechnologies, Inc. (the “Company”) of 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.000041666 per share. The Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein with respect to the issuance of the Shares.

As counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the general corporation law of the State of Nevada as set for in Chapter 78 of the Nevada Revised Statutes (the “NRS”), and we express no opinion with respect to any other laws.

Lion Biotechnologies, Inc.

December 22, 2014

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the NRS.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on December 22, 2014 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC

TROYGOULD PC

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